PROSPECTUS SUPPLEMENT (To Prospectus dated October 25, 2007)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-136297

The Neiman Marcus Group, Inc.

7.125% Senior Debentures due 2028

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This prospectus supplement updates and supplements The Neiman Marcus Group, Inc.’s Prospectus dated October 25, 2007.

You should carefully consider the risk factors beginning on page 5 of the Prospectus before investing.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

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This prospectus will be used by Credit Suisse Securities (USA) LLC in connection with offers and sales in market-making transactions at certain negotiated prices related to prevailing market prices.  Credit Suisse Securities (USA) LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time. Credit Suisse Securities (USA) LLC may act as principal or agent in any such transaction. We will not receive the proceeds of the sale of the securities but will bear the expenses of registration. See “Plan of Distribution” in the Prospectus.

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Credit Suisse

November 8, 2007

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that our Parent files with the SEC. This means that we can disclose important business, financial and other information in the prospectus by referring you to the documents containing this information. All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later.

We incorporate by reference:

•                  our Parent’s Annual Report on Form 10-K for the fiscal year ended July 28, 2007, as filed with the SEC on September 26, 2007; and

•                  our Parent’s Current Report on Form 8-K dated November 8, 2007.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of our Parent’s Annual Report on Form 10-K and our Parent’s Current Report on Form 8-K. Requests should be directed to:

Nelson A. Bangs, Esq.
The Neiman Marcus Group, Inc.
One Marcus Square, 1618 Main Street
Dallas, Texas 75201
Telephone: (214) 741 6911

The documents listed above which have been incorporated into this prospectus are also available through our website at http://www.neimanmarcusgroup.com. The information found on our website is not incorporated into or part of this prospectus.